REINSTATEMENT OF CONTRACT AGREEMENT

WHEREAS, Vital Weight Control, Inc., a Texas Corporation, ("Vital") entered into a Bariatric Program Sponsorship Agreement dated March 22, 2006, ("the Contract") by and between Vital and First Street Hospital, a Texas Limited Partnership, ("First Street"); and,

WHEREAS, the Contract was amended by a Letter of Amendment dated February 13, 2008, (the Contract and the Letter of Amendment being herein referred to jointly as "the Contract as Amended");

WHEREAS, Vital terminated for cause the Contract as Amended effective January 30, 2009; and

WHEREAS, it is the desire of the parties to reinstate and amend the Contract as Amended, as follows:

For and in consideration of the premises and for the additional consideration of the execution by the parties of that certain Letter of Agreement of even date herewith and executed contemporaneously herewith granting Vital the right of exclusive agency as such term is defined in the Letter of Agreement, and the additional consideration of the delivery upon the execution hereof of the sum of Four Hundred Thousand and NO/100 Dollars, $400,000.00, representing the January 15, 2009 and February 1, 2009, payments as required under the terms of the Contract as Amended, Vital and First Street agree to reinstate and do hereby reinstate the Contract as Amended effective as of the date of termination (January 30, 2009).

Furthermore, it is agreed that the Contract as Amended shall be and is hereby further amended to have the second sentence of Section 5.2 (c) of the Contract as Amended to read as follows: "Vital, but not the Hospital, may unilaterally terminate this Agreement at any time upon ninety (90) days written notice to the Hospital."

Other than as afore stated expressly to the contrary, all of the other terms and provisions of the Contract as Amended shall remain unchanged and in full force and effect.

Dated this 6th day of February, 2009.

Vital Weight Control, Inc.	First Street Hospital

/s/Diane Crumley, President	/s/Jacob Varon, General Partner

Initial: JV

VITAL WEIGHT CONTROL, INC.

VIA EMAIL

February 5, 2009

Dr. Jacob Varon

First Street Hospital
4801 Bissonnet Street
Bellaire, Texas 77401

Re: Grant of Exclusive Agency Agreement Dear Jacob:

This letter is written to evidence the appointment of Vital Weight Control, Inc. ("Vital") as exclusive agent for negotiating emergency facilities management services agreements on behalf of First Street Hospital, L.P. ("First Street"). For and in consideration of the execution by Vital of that certain Reinstatement of Contract Agreement, dated of even date herewith and executed contemporaneously herewith, Vital and First Street agree as follows:

1.
First Street agrees to appoint and by this letter of agreement ("Agreement") does appoint Vital as its sole and exclusive agent to negotiate, on behalf of First Street, emergency facilities management services agreements for free-standing emergency care centers (collectively, "Services Agreements"; individually, a "Services Agreement") with respect to the operation or management of any free standing emergency services with various third parties in the emergency medical services business, upon substantially similar terms to those contained in the Amended and Restated Facilities Management Services Agreement set forth in Exhibit "A" attached hereto and incorporated herewith for all relevant purposes (herein referred to as the "Facilities Management Services Agreement").

2.
First Street agrees that so long as the basic provisions of the contracts tendered by Vital are the same or substantially the same as those of the Facilities Management Services Agreement that it will act in good faith to timely (within 30 days) review and enter into such tendered contracts. Notwithstanding the above, while the Facilities Management Services Agreement provides for a one year term, First Street agrees that a three year minimum term with no termination during the term by First Street for any reason other than a material breach by the third party emergency services provider will be acceptable for any Services Agreements tendered by Vital. Additionally, First Street agrees that the only qualification required of an emergency medical services provider for consideration of a tendered Services Agreement by First Street is for the emergency medical services provider to be currently operating one or more free standing (not within the four walls of a hospital) emergency facility.

3.
Vital shall have the right to negotiate Services Agreements with third parties to provide emergency services for First Street at rates that are more lucrative than the rate of 4% of collections provided in the Facilities Management Services Agreement. It is agreed and understood that Vital shall be entitled to receive as payment for services rendered to First Street any difference between 4% of collections paid to First Street and the percentage that is set forth in the negotiated Services Agreement (such difference, the "Spread"). For example, if Vital negotiates a Services Agreement providing for 6% of collections and First Street enters into such Services Agreement, then Vital shall receive the 2% difference of collections.

4.
A "Material Breach" shall exist hereunder if First Street shall (i) fail to act in good faith to enter into any Services Agreements tendered by Vital to First Street, or (ii) fail to comply with the payment provisions set forth in paragraph 3 above, and any such failure is not remedied by First Street within 10 days of receipt of written notice from Vital. The parties agree that it would be difficult to determine the actual extent of damages suffered by Vital in the event a Material Breach shall occur. In the event a Material Breach shall occur, First Street shall pay liquidated damages to Vital calculated as follows: (a) for a Material Breach occurring during the initial 12 months of a Services Agreement, liquidated damages shall be equal to the Spread for such particular Services Agreement, multiplied by $500,000.00, and multiplied by the number of months remaining under such Services Agreement, or (b) for a Material Breach occurring after the initial 12 months of the Services Agreement, liquidated damages shall be equal to the Spread for such particular Services Agreement, multiplied by the greater of the estimated average monthly collections for the twelve month period (or actual portion thereof) and $500,000.00, and multiplied by the number of months remaining under such Services Agreement. The parties agree that such amount of liquidated damages is fair and reasonable. Notwithstanding anything to the contrary in this Agreement, in the event of a Material Breach, Vital will also be entitled to recover its reasonable attorney's and experts' fees and expenses and any other cost of litigation.

5.
As exclusive agent, the parties intend that Vital shall be the sole and only party that may tender Services Agreements to First Street for consideration and execution. It is the parties' intention that this exclusive agency shall exclude all other persons or entities, including but not limited to directors, officers, employees and principals of First Street, from tendering or negotiating any Services Agreement. Should First Street, or its general partner, or the managers of its general partner, own or operate during the term of this Agreement an emergency room facility that is not a physical part of a licensed hospital, then this grant of an exclusive agency shall apply to negotiations of Services Agreements with the facility or facilities. Furthermore, should the general partner of First Street or the general partner's managers, own, in whole or in part, directly or indirectly, a licensed hospital within 50 miles of the Houston Metropolitan area, then this right of exclusive agency shall apply to negotiations of a Services Agreement for such licensed hospital.

6.
This exclusive agency agreement shall last for a term of three years and shall apply to any and all Services Agreements tendered by Vital to First Street and entered into by First Street during such three year period, including any and all extensions or renewals of the Services Agreements. Furthermore, First Street agrees to pay an additional amount equal to 18% of any sum that it wrongfully withholds and fails to pay within 10 days of First Street's receipt of the insurance company's explanation of benefits ("EOB") as a late payment fee. Vital shall have the right to assign this Agreement to any entity owned either by Vital or by any principal of Vital.

7.
This Agreement shall be construed and governed by the laws of the State of Texas. In the event that any provision is rendered invalid or unenforceable by the enactment of any applicable statute or ordinance or by any regulation duly promulgated or is made or declared unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect. The parties agree that venue for any proceeding arising hereunder shall lie exclusively in Harris County, Texas.

Initial: JV

8.
The parties agree to submit any dispute arising under this Agreement to voluntary mediation before a mediator to be mutually acceptable to both parties. The parties shall share equally in the cost of the mediator and each party shall incur the cost of its own legal representation. In the event the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration before a mutually acceptable arbitrator in accordance with the rules of the American Arbitration Association. Unless otherwise ordered by the arbitrator, the parties shall share equally in the cost of the arbitration and each party shall incur the cost of its own legal representation. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction.

9.	Time is of the essence with respect to the performance of every provision of this Agreement in which time or performance is a factor.

10.
Any notices required to be given under the terms of this Agreement shall be given either in person or by certified mail, return receipt requested to the applicable party at the address set forth in the signature blocks at the end of this Agreement. Either party, by notice to the other given in the aforesaid manner, may specify a different address or agent for notice purposes.

11.	This Agreement supercedes any and all other agreements, whether oral or written between the parties with respect to the subject matter hereof. Facsimile signatures shall be binding and enforceable.

12.	The effective date of this Agreement shall be February 6 , 2009.

Please sign in the area provided below to acknowledge acceptance and approval of the foregoing terms and conditions.

Sincerely,

Vital Weight Control, Inc.	Address for notices:

8111 North Stadium Drive, Suite 200 Houston, Texas 77054

Attn: Diane Crumley

/s/Diane Crumley

Diane Crumley, President

ACCEPTANCE:

The foregoing terms and conditions are hereby accepted and approved by First Street Hospital, L.P. as of this 6 day of February, 2009.

First Street Hospital, L.P., a Tex• s limited partnership

First Surgical Partners, LLC, General Partner

By: /s/Dr. Jacob Varon

Dr. Jacob Varon, Manager

Address for notices:

4801 Bissonnet Street Bellaire, Texas 77401 Attn: Dr. Jacob Varon

Initial: JV

Exhibit A

AMENDED AND RESTATED
FACILITIES MANAGEMENT SERVICES AGREEMENT

This Amended and Restated Facilities Management Services Agreement (the "Agreement") dated effective as of the I   1st day of   September , 2008 (the "Effective Date"), is by and between FIRST STREET HOSPITAL, L.P., a Texas limited partnership ("Hospital"), and EXPRESS EMERGENCY ROOM, L.L.C,, a Texas limited liability company ("ER").

RECITALS:

WHEREAS, Hospital and ER entered to that certain Facilities Management Services Agreement dated effective as of ~~May 4~~  (September 1), 2008 the “Original Agreement”) and

WHEREAS, Hospital and ER wish to amend and restate the Original Agreement in its entirety pursuant to this Agreement; and

WHEREAS, Hospital is a duly formed and validly existing limited partnership that is engaged in providing health care facilities and services; and

WHEREAS, ER is a duly established and validly existing Texas limited liability company, that is experienced in operating, or managing entities that operate, stand-alone emergency care facilities and providing management and facility services with respect to the provision of emergency health care services at such stand-alone emergency care facilities; and

WHEREAS, Hospital desires to provide emergency health care to the community using the Facilities (as defined herein); and

WHEREAS, ER or its Affiliates operate or will operate the Facilities; and

WHEREAS, Hospital desires to sublease the Locations at which the Facilities are operated from ER or its Affiliate pursuant to a separate sublease agreements; and

WHEREAS, Hospital desires to contract with ER for the provision of (i) emergency health care services (the "Facility Services") at each Facility, and (ii) management and administrative services related to the provision of the Facility Services (the "Management Services") at each Facility; and

WHEREAS, Hospital desires and is capable of making each Facility available to ER and ER desires and is capable of providing the Management Services and Facility Services necessary and appropriate for Hospital's provision of emergency care services at ea.ch Facility;

NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein, the parties hereby agree to amend and restate the Original Agreement as follows:

1.             Definitions.

For the purposes of this Agreement, the following terms shall have the following meanings ascribed thereto, unless otherwise clearly required by the context in which such term is used.

1.1         Affiliate. The term "Affiliate" shall mean any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, shall include any Person that beneficially holds ten percent (10%) Or more of any class of voting securities of such Person, and any Person owning or holding ten percent (10%) or more of any class or series of voting securities of such Person (or in the case of a Person that is not a corporation, ten percent (10%) or more of the equity interest) which is beneficially owned or held by such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or by contract or otherwise. For purposes of this Agreement, the term "Affiliate" shall also mean, with respect to ER, any limited partnership for which ER serves as the general partner.

1.2    Agreement. The term "Agreement" shall mean this AMENDED AND RESTATED FACILITIES MANAGEMENT SERVICES AGREEMENT between Hospital and ER and any amendments hereto as may from time to time be adopted as hereinafter provided.

1.3     ER. The term "ER" shall mean Express Emergency Room, L.L.C,, a Texas limited liability company.

1.4     Facility. The term "Facility" or "Facilities" means stand-alone emergency care facilities at the locations set forth on Schedule A attached hereto, as the same may be amended, restated or modified from time to time in writing by ER in its sole discretion.

1.5     Facility Services. The term "Facility Services" shall have the meaning set forth in the recitals.

1.6     Hospital, The term "Hospital" shall mean First Street Hospital, LP, a Texas limited partnership.

1.7     Hospital Fee, The term "Hospital Fee" shall mean the Hospital's compensation established as provided in Article V hereof,

1.8     Hospital Account. The term "Hospital Account" shall mean the bank account of  Hospital established as described in Section 3.12 hereof.

1.9     Location. This term "Location" shall mean the physical location of a Facility.

1.10   Management Fee. The term "Management Fee" shall mean ER's compensation established as described in Article V hereof.

1.11   Management Services. The term "Management Services" shall have the meaning sot forth in the recitals.

1.12   State. The term "State" shall mean the State of Texas,

1.13   Term. The term "Term" shall mean the initial and any renewal term of this Agreement as described in Section 6.1 hereof.

  11.          Appointment and Authority.

2.1              Appointment,

Hospital hereby appoints ER as its sole and exclusive agent for the management and administration of the business functions and services related to Hospital's provision of emergency health care services and treatments at the Facilities, and ER hereby accepts such appointment, subject at all times to the provisions of this Agreement.

2.2             Authority.

(a)  Consistent with the provisions of this Agreement, and subject to the direction of the Hospital, ER shall have the responsibility for and commensurate authority to provide all Management Services for the Facilities, including, without limitation, equipment, supplies, support services, personnel, marketing, billing and collection services, management, administration, financial record keeping and reporting, and other business office services as provided herein. ER is hereby granted the authority to provide all such services in any reasonable manner ER deems appropriate to meet the day-to-day requirements of the business functions of ER; provided, however, that ER shall comply in all material respects with any reasonable instructions provided to it by the Hospital in order to ensure that ER's business is being conducted in accordance with Hospital's quality standards and specifications. Notwithstanding anything to the contrary in this Agreement, any contract or commitment lasting more than thirty (30) days, or involving a financial commitment in excess of N500.001 shall require the written consent of Hospital.

(b)  ER shall be solely responsible for and have sole and complete authority, supervision and control over the provision of the Facility Services and other related health care services performed for patients at the Facilities, and all diagnoses, treatments, procedures, and other professional health care services shall be provided and performed exclusively by or under the supervision of licensed health care personnel who are contracted with ER, for such purposes as ER, in its sole discretion, deems appropriate and in accordance with all laws.

III.       Covenants of Parties.

3.1         Leased Premises and Equipment.

ER shall, pursuant to subleases in a form acceptable to both parties, provide to Hospital the Locations and all equipment that is deemed by the parties hereto to be reasonably necessary and appropriate for the operation of the Facilities.

3.1.1 Retention of Title.

Hospital shall have access to and use of the Locations and all equipment located therein throughout the Term; provided, however, that title to the Locations and all equipment other than items placed in. the Locations by Hospital shall, at all times, be and remain in ER, or if applicable, the entity from which ER leases the Locations and/or equipment.

3.1.2 Repair and Maintenance.

ER shall be responsible for the repair and maintenance of the Locations, and for the repair, maintenance, and replacement of all equipment located at the Locations, as well as other substantially similar obligations under the lease agreements regarding the Locations.

3.1.3 Disclaimer of Warranty.

ER MAKES NO WARRANTY, EITHER EXPRESSED OR IMPLIED, WITH RESPECT TO THE LOCATIONS, PREMISES OR ANY EQUIPMENT PROVIDED BY ER PURSUANT TO THIS AGREEMENT, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED.

3.2       Utilities and Related Services.

ER shall, at ER's expense, .arrange for and shall timely pay when due all charges relating to the provision of necessary electricity, gas, water, telephone, sewage, cleaning and. decorating (interior and exterior), pest extermination, heating and air-conditioning maintenance, and similar services reasonably necessary and appropriate for the operation of the Facilities.

3.3       Supplies.

ER shall obtain and provide, in its name and for its own account, all reasonable patient care, office, and other supplies, and shall ensure that the Locations is at all times adequately stocked with such supplies as are reasonably necessary and appropriate for the operation of the Facilities.

3.4       Waste Disposal,

ER shall, at ER's expense, arrange for the proper disposal of all medical and non-medical wastes generated at the Facilities. Such waste disposal shall include disposal of any bio- hazardous waste and any other medical waste that requires special disposal. All personnel employed by ER and physicians contracted with ER shall comply with all guidelines established by ER for waste disposal.

3.5       Support Services.

ER, at ER's expense, shall arrange for the provision of all laundry, linen, printing, stationery, forms, postage, duplication or photocopying services, patient record transcribing services, and other similar support services as are reasonably necessary and appropriate for the operation of the Facilities.

3.6 Licenses and Permits.

ER shall, at ER's expense and on behalf of and in the name of Hospital, coordinate all development and planning processes, and apply for and use ER's best efforts to obtain and maintain, under ER's or its Affiliate's tax identification number and/or DEA registration numbers and state or local controlled substance registration certificate numbers, all federal, state and local licenses and regulatory permits required for or in connection with the operation of the Facilities and the equipment (existing and future) located therein and the provision of services at the Facilities as required by law, exclusive of the hospital license(s) issued to Hospital by the State of Texas which will be utilized in the operation of the Facilities.

3.7 Personnel.

3.7.1 Provision of Management Personnel.

ER shall employ or otherwise retain, at ER's expense, and shall be responsible for selecting, training, supervising, and terminating all management, administrative, clerical, secretarial, book k eeping, accounting, payroll, billing and collection, and other non-professional personnel as ER deems reasonably necessary and appropriate for ER's performance of its duties and obligations under this Agreement. ER shall have the sole responsibility for determining and paying the salaries and fringe benefits of personnel retained by ER, and for withholding, as required by law, any sums of income tax, unemployment insurance, social security, or any other withholding pursuant to any applicable law or governmental requirement.

3.7.2 Provision of Professional Personnel.

ER shall contract with, at ER's expense, if any, all physicians, as ER deems reasonably necessary and appropriate for operation of the Facilities (collectively, "Professional Personnel"). ER shall have the sole responsibility for selecting physicians and/or physician groups to staff the Facilities and to negotiate the compensation payable thereto, if any. All Professional Personnel employed by ER to staff the Facilities shall hold and maintain a valid and unrestricted license to practice medicine in the State of Texas and shall be acceptable to Hospital as competent to practice and provide the types of the Facility Services provided by ER.

3.7.3 Non-exclusivity.

In recognition of the fact that the personnel retained by ER to provide services pursuant to this Agreement may from time to time perform services for others, this Agreement shall not prevent ER from performing such services for others or restrict ER from using its personnel to provide services to others, provided such activity does not cause any material detriment to Hospital.

3.7.4 Equal Em ployment Opportunity.

ER shall abide and provide assistance to Hospital, and abide by any and all applicable federal and/or State equal employment opportunity statutes, rules, and regulations, including, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Employment Opportunity Act of 1972, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, and the Occupational Safety and Health Act of 1970, all as may from time-to-time be modified or amended.

3.7.5 Labor Reports.

ER shall appropriately prepare, maintain, and file all requisite reports and statements regarding income tax withholdings, unemployment insurance, social security, workers' compensation, equal employment opportunity, or other reports and statements required with respect to personnel provided by ER or Hospital pursuant to this Agreement.

3.8 Contract Negotiations.

Upon the request of Hospital, ER shall advise with respect to all contractual arrangements with third parties as are reasonably necessary and appropriate for the operation of the Facilities, including, without limitation, negotiated price agreements with third party payers, managed care providers, or the purchasers of group health care services.

3.9 License to Use Trade Names and Trademarks of Hospital.

3.9.1 Grant of License.

Hospital, to the extent permissible by law, grants to ER a limited license to use the trade name "First Street Hospital" in connection with the operation of the Facilities and any related trademarks, trade names, service marks, insignia, slogans, emblems, symbols, designs or other identifying characteristics owned by or associated with Hospital or any of its subsidiaries or Affiliates (collectively, the "Hospital Marks") for the Term of this Agreement. ER agrees and acknowledges that Hospital shall retain all right, title and interest in and to the Hospital Marks, ER acknowledges the ownership right of the Hospital in the Hospital Marks and agrees that all Use of the Hospital Marks   and any associated goodwill shall inure solely to the benefit of, and be on behalf of, the Hospital. ER acknowledges that its use of the Hospital Marks shall not create in. it, nor shall it represent that it has, any right, title, or interest in or to the Hospital Marks other than the limited license expressly granted herein. ER agrees not to do anything contesting or impairing the rights of Hospital in the Hospital Marks (including, without limitation, seeking to register the Hospital Marks in any manner, including but not limited to as part of a composite mark).

3.9.2 Use of Hospital Marks.

(i) ER. shall use its best efforts to maintain Hospital's goodwill and reputation associated with the Hospital Marks, ER agrees to use the Hospital Marks only as set forth herein. and only in accordance with Hospital's policies regarding advertising and usage and such quality standards and specifications as may be established by Hospital and communicated to ER from time to time, it being understood that Hospital has evaluated ER's services and determined that, ad of the date hereof, they are of a quality that justifies this grant of a license. ER has recognized the substantial goodwill associated with the Hospital Marks and shall not permit the quality of the services in connection with which ER uses the Hospital Marks to deteriorate so as to have a material adverse effect on the goodwill associated with the Hospital Marks. Hospital may request information from time to time regarding ER's use of the Hospital Marks and related business practices to ensure material compliance with the foregoing requirements, and ER agrees-to cooperate with Hospital's requests in this regard. Hospital (or its designated employees or agents) shall also have the right to enter and inspect ER's Facilities from which the Management Services are being provided, or in connection with which the Hospital Marks are being used, to determine whether ER's business is being conducted substantially in accordance with Hospital's quality standards and specifications. Should Hospital determine, in its reasonable discretion, that ER's use of the Hospital Marks, or the services provided under the Hospital Marks, are not substantially compliant in all material respects with Hospital's quality standards and specifications and/or having a material adverse effect on the goodwill associated with the Hospital Marks, Hospital shall have the right to (a) require that ER amend its usage of the Hospital Marks and/or the quality of the services; and/or (b) if not corrected within 30 days of written notice, revoke its license of ER's use of the Hospital Marks in its reasonable discretion and upon written notice to ER.

(ii) ER agrees not to claim or to assert any right of ownership in or to the Hospital Marks and ER shall not initiate any regulatory or other action that could destroy, damage, or impair in any way the ownership or rights of Hospital in. and to the Hospital Marks. ER shall not register the Hospital Marks anywhere in the world in its own name, including but not limited to outside of the State of Texas, or on behalf of any other Person, and shall not associate the Hospital Marks with any product or service other than as explicitly provided herein. Nothing contained in this Agreement shall be construed as: (a) a warranty or representation by Hospital as to the ownership, validity or scope of the Hospital Marks; or (b) a warranty or representation that any product or service provided under the Hospital Marks will not infringe any trademark or service mark rights of any third party.

(iii) In the event ER is aware of any degradations or misuse of the Hospital Marks, ER will promptly within five (5) business days notify Hospital in writing of such degradations or misuse.

3.9.3 Limitations on License.

In connection with the license granted in Section 3.9..1- and the restrictions set forth in Sections 3.9.2 above, (i) ER shall not create a unitary composite mark involving any Hospital Marks without the prior written approval of Hospital; and (ii) ER shall display symbols and notices clearly and sufficiently indicating the trademark or service mark status of any Hospital. Marks in accordance with applicable law.

3.9.4 Termination of License.

Within thirty (30) days of any termination of this Agreement for any reason whatsoever, ER shall cease doing business under any Hospital Marks or otherwise using any Hospital Marks in any manner whatsoever.

3.10 License to Use Trade Names and Trademarks of ER.

3.10.1 Grant of License.

ER, to the extent permissible by law, grants to Hospital a limited license to use the trade name "24 Hour Emergency" in connection with ER's operation of the Facilities and any related trademarks, trade names, service marks, insignia, slogans, emblems, symbols, designs or other identifying characteristics owned by or associated with Hospital or any of its subsidiaries or Affiliates (collectively, the "ER Marks") for the Term of this Agreement. Hospital agrees and acknowledges that ER. shall retain all right, title and interest in and to the ER Marks. Hospital acknowledges the ownership right of ER in the ER Marks and agrees that all use of the ER Marks and any associated goodwill shall inure solely to the benefit of, and be on behalf of, ER. Hospital acknowledges that its use of the ER Marks shall not create in it, nor shall it represent that it has, any right, title, or interest in or to the ER Marks other than the limited license expressly granted herein. Hospital agrees not to do anything contesting or impairing the rights of ER in the ER Marks (including, without limitation, seeking to register the ER Marks in any manner, including but not limited to as part of a composite mark).

3.10.2 Use of ER Marks.

(i) Hospital shall use its best efforts to maintain ER's goodwill and reputation associated with the ER Marks. Hospital agrees that, subject to the provisions of Section 3.9, ER shall have exclusive dominion and control over the use of the ER Marks in. connection with the operation of the Facilities. Hospital shall not actively use the ER Marks in connection with the operation of the Facilities or otherwise without the prior written consent of ER. Should ER. determine, in its reasonable discretion, that Hospital has violated the provisions of this Section 3,10, ER shall have the right to: (a) require that Hospital cease usage of the ER Marks; (b) revoke its license grant of the ER Marks hereunder upon written notice to ER . ,' and/or (c) immediately terminate this Agreement.

(ii) Hospital agrees not to claim or to assert any right of ownership in or to the ER Marks and Hospital shall not initiate any regulatory or other action that could destroy: damage, or impair in any way the ownership or rights of ER in and to the ER Marks. Hospital shall not register the ER Marks anywhere in the world in its own name, including but not limited to outside of the State of Texas, or on behalf of any other Person, and shall not associate the ER Marks with any product or service other than as explicitly provided herein. Nothing contained in. this Agreement shall be construed as: (a) a warranty or representation by ER as to the ownership, validity or scope of the ER Marks; or (b) a warranty or representation that any product or service provided under the ER Marks will not infringe any trademark or service mark rights of any third party.

(iii) in the event Hospital is aware of any degradations or misuse of the ER. Marks, Hospital will promptly within five (5) business days notify ER in writing of such degradations or misuse.

3.10.3 Limitations on License,

In connection with the license granted in Section 3.10.1 and the restrictions set forth in Sections 3.10.2 above, (i) Hospital shall not create a unitary composite mark involving any ER, Marks without the prior written approval of ER; and (ii) Hospital shall display symbols and notices clearly and sufficiently indicating the trademark or service mark status of any ER Marks in accordance with applicable law.

3.10.4 Termination of License.

Within thirty (30) days of any termination of this Agreement for any reason whatsoever, Hospital shall cease doing business under any ER Marks or otherwise using any ER Marks in any manner whatsoever.

3.11 Billing and Collection.

On behalf of the Facilities, ER shall establish and maintain credit and billing and collection policies and procedures, and shall use ER's commercially reasonable best efforts to timely bill and collect all . facility and other fees for all reimbursable emergency health care services provided at the Facilities; it being understood, that ER, in ER's sole discretion, shall establish the fees for all reimbursable emergency health care services provided at the Facilities. All billing and collections will be made under Hospital's hospital license and/or provider number. In connection with this Section 3.11 and throughout the Term, Hospital hereby grants a. special power of attorney to and appoints ER as Hospital's true and lawful agent and attorney-infact, and ER hereby accepts such special. power of attorney and appointment, for the following purposes:

3.11.1 Subject to the limitations of this section or as otherwise limited by applicable law, to bill Hospital's patients at the Facilities in Hospital's name and on Hospital's behalf, for reimbursable emergency health care services provided at the Facilities.

3.11.2 To bill, in Hospital's name and on Hospital's behalf, all claims for reimbursement or indemnification from Blue Shield/Blue Cross, Aetna, and all other private insurance providers and third party payors (excluding Medicare, Medicaid, Tricare and other government payors or their agents) or fiscal intermediaries for covered reimbursable emergency health care services and treatment provided at the Facilities.

3.11.3 To collect and receive, in Hospital's name and on Hospital's behalf, to the extent remitted to ER, all accounts receivable generated by billings permitted under Section 3.11.2 and claims for reimbursement or indemnification, to take other measures to require the payment of any such accounts and to deposit all amounts collected in the Hospital Account, which account shall be and remain in Hospital's name. Notwithstanding the foregoing, it is contemplated that Hospital shall directly receive payment for reimbursement or indemnification from Blue Shield/Blue Cross, Aetna, and all other private insurance providers and third party payors (excluding Medicare, Medicaid, Tricare and other government payors or their agents) or fiscal intermediaries for covered reimbursable emergency health care services and treatment provided at the Facilities. In connection herewith, Hospital covenants to promptly deposit in the Hospital Account within two (2) days of receipt, all funds received by Hospital from patients, insurance providers and other third party payors for emergency health care services and treatment provided at the Facilities. Upon receipt by ER of any funds from patients or third party payors or from Hospital pursuant hereto for emergency health care services and treatment, ER shall deposit same into the Hospital Account; provided, however, that ER shall retain any funds received by patients or third party payors made in over the counter transactions at the Facilities.

3.11.4 To take custody of, endorse in the name of Hospital, and deposit into the Hospital Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of the accounts receivable for emergency health care services and treatment provided at the Facilities,

3.12 Hospital Account.

Hospital has established and shall continue to maintain the bank account styled "Checking" at Bank of River Oaks (the "Hospital Account"). All funds, fees and revenues collected by Hospital from the provision of emergency health care services and treatment at the Facilities (including, without limitation, amounts received for reimbursement or indemnification from Blue Shield/Blue Cross, Aetna, and all other private insurance providers and third party payers (excluding Medicare, Medicaid, Thom and other government payers or their agents) or fiscal intermediaries for covered reimbursable emergency health care services and treatment provided at the Facilities ("Collected Fees") shall be deposited in the Hospital Account and held in trust by the Hospital in the Hospital Account for the sole account and benefit of ER. On a daily basis Hospital shall reconcile deposits made in the Hospital Account with the Collected Fees and remit to ER, within two (2) business days of receipt of EOB's (Explanation of Benefits) and deposits thereof, all such Collected Fees. Hospital shall not take any actions or omit to take any actions which might result in ER's not receiving the Collected Fees as provided herein, Furthermore, Hospital shall not withdraw any Collected Fees from or close the Hospital Account without ER's prior written consent.

In furtherance of the foregoing, ER shall have full read-only. access to the Hospital Account for the purpose of verifying collection of Collected Fees by Hospital and payment of Collected Fees by Hospital to ER. In addition, ER shall have the right to audit the Hospital's books and records during normal business hours in order to verify the Hospital's proper payment of the Collected Fees to ER. [ER shall be responsible for making payment of any sublease payments payable by the Hospital to ER relating to the Location on behalf of Hospital from the Collected Fees paid to it by the Hospital

IV. Legal Indemnification.

4.1 As requested by Hospital, ER shall advise and provide Hospital with reasonable assistance in instituting or defending, in the name of Hospital, all legal actions or proceedings by or against third parties arising out of Hospital's and/or ER's provision of patient care service, including, without limitation, those actions to collect fees relating to 24 hour reimbursable emergency health cares services and treatment or other reimbursable services provided to patients at the Facilities, and those actions necessary for the protection and continued operation. o f the Facilities. Both parties shall agree in advance upon the selection of legal counsel.

4.2. Indemnification by ER. Hospital, its officers, its employees, and its agents will incur no liability in connection with the conduct of ER prior to the effective date of the Original Agreement, Accordingly, ER shall and hereby does indemnify, hold harmless, and agrees to defend Hospital and its officers, employees, and agents from and against any claims, obligations, demands, legal actions, investigations, causes of action, losses, liabilities, damages, fines, penalties, costs and expenses, including reasonable attorneys' fees (collectively "Claims") arising out of or connected with the conduct of ER, its employees, officers, directors, members, agents or contractors prior to, on or after the effective date of the Original Agreement.

ER shall and hereby does indemnify, hold harmless, and agrees to defend Hospital, its officers, employees, and agents, from and against any Claims arising out of or connected with any intentional acts, negligent acts or omissions under this Agreement by ER, its employees, officers, directors, members, agents or contractors for any and all Claims relating to this Agreement, a breach of this Agreement or any breach of a sublease agreement entered into in connection with this Agreement.

If any such Claim shall arise hereunder Hospital shall give prompt written notice of such Claim to ER; except that any delay or failure of notice shall not relieve ER of the obligations hereunder except to the extent such delay has materially prejudiced ER.

4.3.         Indemnification by Hospital.

ER, its officers, its employees, and its agents will incur no liability in connection with the conduct of Hospital prior to the effective date of the Original Agreement. Accordingly; Hospital shall and hereby does indemnify, hold harmless, and agrees to defend ER and its officers, employees, and agents from and against any Claims arising out of or connected with the gross negligence or willful misconduct of Hospital relating to the Facilities.

If any such Claim shall arise hereunder ER shall give prompt written notice of such Claim to Hospital; except that any delay or failure of notice shall not relieve Hospital of the obligations hereunder except to the extent such delay has materially prejudiced Hospital.

4.4      Covenants of ER.

4.4.1 Organization/Operation .   ER, is a limited liability company formed underthe laws of the State of Texas and shall at all times during the Term (i) be and remain legally organized to conduct its business in a manner consistent with all State and federal laws; (ii) be duly authorized to conduct business in the State of Texas; and (iii) have and maintain contractual . relationships with physicians to provide emergency care medical services at the Facilities who shall hold a valid and unlimited license to practice medicine in. the State of Texas.

4.4.2 ER'S Insurance. ER shall provide, obtain, and maintain throughout the Term appropriate workers' compensation insurance coverage for ER'S employed personnel and general liability insurance of the types and coverage amounts as are normal and customary for a business providing services similar to the Facility Services and Management Services.

4.4.3 Other Named Insureds. ER will secure and maintain Hospital as a named insured to all of its policies for general and medical malpractice liability insurance (the "Policies"). ER will deliver to Hospital written documentation that Hospital is a named insured to such Policies. All such Policies shall, upon request by Hospital, (i) name Hospital as a loss payee, (ii) be issued by an insurance company which is acceptable to Hospital and licensed to do business in the State of Texas, and (iii) provide that such insurance shall not be cancelled or otherwise modified unless thirty (30) days prior written notice shall have been given to Hospital. Should Hospital be removed as a named insured to ER's policy or policies of professional liability insurance, ER shall give Hospital written notice thereof within five (5) business days of ER's receipt of such notification from any such insurers.

4.4.4 ER's Expenses. ER shall be solely responsible and obligated to pay expenses associated with the operation of the Facilities and provision of Management Services and Facility Services.

4.4.5 Equipment. ER hereby represents and warrants that sufficient equipment currently exists or will exist at each Location as may be required to provide Facility Services of the type and volume contemplated to be initially provided by ER as of the effective date of this Agreement.

V. Management Fee.

5.1        Management Fee, ER shall be entitled to retain from the Collected Fees amanagement fee equal to one hundred percent (100%) of the Net Operating Profit from the Facilities (the "Management Fee"): "Net Operating Profit" will be defined as gross revenues collected less the Hospital Fee (as defined herein). The "Hospital Fee' will be, (a) for the period beginning on September 1, 2008 and ending on January 31, 2009, an amount equal to 4% of the monthly Collected Fees received by ER; and (b) for the period beginning on February 1, 2009 and continuing for the remainder of the Term, an amount equal to 7% of the monthly Collected Fees received by ER.. The Hospital Fee will be determined by ER on a monthly basis and paid to the Hospital in arrears by the 15 th day of each month of the Term.

VI. Term and Termination.

6.1        Initial Term. This Agreement will be for an initial term of 12 months (the "Initial.Term").

6.2        Renewal. Following the Initial Term, this Agreement will automatically renew for an additional one (1) year periods until a party notifies the other of its desire not to renew the Agreement at least thirty (30) days prior to the expiration of the initial term or any renewal term.

6.3        Termination. This Agreement may be terminated (a) by the mutual written - agreement of both parties, or (b) following the Initial Term, by either party upon thirty (30) days' prior written notice to the other party.

VII. Post Termination Rights.

7.1        Recruitment of Employees. Hospital acknowledges that ER has expended and will continue to expend substantial time, effort and money in training its employees and independent contractors in the operation of the Facilities, The employees and independent contractors of ER who will operate the Facilities will have access to and possess confidential  information of ER. Hospital acknowledges that to employ or contract with former employees or independent contractors of ER would likely result in the use by Hospital of the ER's confidential information. The use of such information will result in damages that the parties agree are impossible to accurately estimate.

Hospital agrees that it will not, through its efforts or through the efforts of any person acting as Hospital's agent, during the initial term or any extended term of this Agreement, and during an additional one (1) year period thereafter, employ, solicit the employment of or in any way retain the services of any employee, former employee or independent contractor of ER if such individual has been employed or retained by ER at any time during the immediately preceding one (1) year unless ER gives prior written consent thereto.

7.2        Proprietary Rights. Hospital acknowledges and agrees that ER or its Affiliates own the Facilities and any and all documents, materials, trade names, assumed names and trademarks (including, without limitation, "24 Hour Emergency Room" and "Express Emergency Room") and provided to Hospital by ER used in connection therewith (the "ER Proprietary Property"). Hospital agrees that the ER Proprietary Property will be maintained in confidence for the benefit of ER and in all circumstances remain the exclusive property of ER and may not be duplicated, photocopied or used in any way by Hospital during the term of this Agreement without the prior written approval of ER. Hospital further acknowledges and agrees that ER Proprietary Property will be disclosed to it in confidence and with the understanding that it constitutes valuable business information developed by ER at great expenditure of time, effort and money.

Hospital agrees that it and its directors, officers, employees and Affiliates will not, without the prior written consent of ER, use (for its own benefit or the benefit of others) or disclose to any third party the ER Proprietary Property for any purpose other than the performance of this Agreement. Upon termination of this Agreement by either party for any reason or no reason whatsoever, Hospital will immediately return to ER all material constituting or containing the ER Proprietary Property, unless the parties otherwise agree, and immediately cease and desist any u 3e thereof.

ER acknowledges and agrees that Hospital's may have proprietary rights in the Facilities and in certain documents and materials provided to ER by Hospital (the "Hospital Proprietary Property"). ER agrees that the Hospital Proprietary Property will be maintained in confidence and in all circumstances remain the exclusive property of Hospital and may not be duplicated, photocopied or used in any way by ER during the term of this Agreement without the prior written approval of Hospital. ER further acknowledges and agrees that Hospital Proprietary Property will be disclosed to ER in confidence and with the understanding that such Hospital Proprietary Property constitutes valuable business information developed by Hospital at great expenditure of time, effort and money. •

ER agrees that it and its directors, members, officers, employees, agents and Affiliates will not, without the prior written consent of Hospital, use (for its own benefit or the benefit of others) or disclose to any third party Hospital Proprietary Property for any purpose other than the performance of this Agreement. Upon termination of this Agreement by either party for any reason whatsoever, ER will immediately return to Hospital all material constituting or containing the Hospital Proprietary Property, unless the parties otherwise agree, and immediately cease and desist any use thereof.

7.3        Survival. The provisions of Sections 3.9, 3.10, 3.11 and 3.12 and Articles IV, VII, VIII and IX of this Agreement shall survive the- termination of this Agreement and be enforceable without limitation.

VIII. Agreement Not To Compete.

8.1        Non-Compete. Deleted.

IX. Miscellaneous.

9.1        Independent Relationship, It is mutually understood and agreed that Hospital and ER, in performing-their respective duties and obligations under this Agreement, are at all times acting and performing as independent contractors with respect to each other, and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship.

9.2        Notices. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

Hospital:	First Street Hospital 4801 Bissonnet Bellaire, Texas 77401 Attn: Walter LeLeux

ER	do Express Emergency Room, L.L.C. 24727 Tomball Pkwy #120 Tomball, Texas 77375 Attn: Dr. David Kirby

or to such other address, or to the attention of such other person or officer, as either party may by written notice designate.

9.3        Governing Law. This Agreement has been executed and delivered in, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

9.4        Assignment, Except as may be herein specifically provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns; provided, however, that neither Hospital nor ER shall assign its rights and obligations under this Agreement without the prior written consent of the other, except that ER may assign this Agreement to an Affiliate of ER without the prior written consent of Hospital if (a) such Affiliate of ER assumes in writing all of the rights and obligations of ER under this Agreement, (b) such Affiliate of ER is qualified under applicable law to provide the services anticipated to be provided pursuant to this Agreement, (c) such Affiliate of ER has obtained and maintains all applicable licenses as required by law, and (d) ER remains liable along with such assignee for the performance of all of the obligations of ER's assignee under this Agreement .

9.5        Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

9.6        Enforcement. In the event either party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover the costs of such action so incurred, including, without limitation, reasonable attorneys' fees.

9.7        Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

9.8        Additional Assurances. Except as may be herein specifically provided to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable and as the requesting party may deem necessary to effectuate this Agreement.

9.9        consents, Approvals, and Exercise of Discretion. Except as may be herein specifically provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed, and such discretion shall be reasonably exercised.

9.10      Force Majeure. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party.

9.11      Severability. In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

9,12      Divisions and Headings. The division of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith are solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

9.13      Amendments and Agreement Execution, This Agreement and amendments thereto shall be in writing and executed in multiple copies. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

9.14    Time of Essence. Time shall be of the essence with respect to this Agreement.

9.15    Entire Agreement. With respect to the subject matter of this Agreement, this Agreement supersedes all previous contracts and constitutes the entire agreement between the parties. Neither party shall be entitled to benefits other than those specified herein. No oral statements or prior written material not specifically incorporated herein shall be of any force and. effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s). The parties specifically acknowledge that, in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others.

'SIGNATURE PAGE FOLLOWS.'

IN WITNESS WHEREOF, Hospital and ER have executed this Agreement in multiple originals as of the date written above.

Hospital:	First Street Hospital, LP

	By::	/s/Walter LeLeux
Name: Walter LeLeux
Title: Chief Executive Officer

ER:	Express Emergency Room, L.L.C.

	By:	/s/ Toby Hamilton
Toby Hamilton
President

SCHEDULE A

FACILITIES

Sugar Land
16000 Southwest Fwy, Suite 100
Sugar Land, Texas 77479
281-277-0911

Tomball
24727 Tomball Pkwy, Suite 120
Tomball, Texas 77375
281-516-0911

Houston
San Felipe Medical Center
1635 Voss Road
Houston, Texas 77057

Initialed by TH & WL